

Gerhard Richter (1932)

4 days, 23 hours [What's this?]

Ziege (1984)



Gerhard Richter (b. 1932, Germany) is one of the most important Contemporary artists living today, well known for his abstract compositions and innovative striation technique.

INVESTMENT THESIS

Price Appreciation of Similar Works
17.0%

Appraised Value
$10,500,000

Initial Offering
$9,102,000

Similar Sales



$12.5m
$9.4m
$6.2m
$3.1m
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Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 37 years
2020 Auction Sales	significant $102,409,151
Repeat Sales	view

0% Progress

INVEST NOW

DEAL SHEET

Current Offerings



Gerhard Richter (1932)

4 days, 23 hours [What's this?]

Ziege (1984)



Gerhard Richter (b. 1932, Germany) is one of the most important Contemporary artists living today, well known for his abstract compositions and innovative striation technique.

INVESTMENT THESIS

$10,500,000
APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

THIRD PARTY APPRAISAL



$0.0
89 92 95 98 01 04 07 10 13 16 19

Initial Offering
$9,102,000

sec.gov/edgar

significant 37 years

significant $102,409,151

view

0% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

- German contemporary artist Gerhard Richter is highly regarded for developing a unique painting technique used to create colorful abstract paintings.
- The work – titled *Ziege* – previously sold at auction for $8,986,000 in 2016. Prior to acquisition it was appraised for $10,500,000, and Masterworks' offering size is $9,102,000.
- *Ziege* has been exhibited at multiple galleries including, Galerie Jean Bernier in Athens, Galerie Michael Haas in Berlin, and Galerie Neuendorf in Frankfurt.
- Similar works have appreciated by 17% per year.
- Gerhard Richter currently holds the record for the 4th and 5th most expensive painting or sculpture sold at auction by any living artist: Abstraktes Bild (1986) sold for $46,306,758 in 2015, and Domplatz, Mailand (1968) sold for $37,125,000 in 2013.
- Richter received the Golden Lion award at the 47th Venice Biennale in 1997, one of the most prestigious awards for a living artist.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales	2020 Number of Lots Sold
$102,409,151	281

GERHARD RICHTER

b. 1932, GERMANY





THE PAINTING

Ziege, 1984

Oil on canvas.
79 × 71 in. (200 × 180.3 cm.)

Offering Circular: sec.gov/edgar

PRICE APPRECIATION OF SIMILAR WORKS[1]
17.0%

INITIAL OFFERING
$9,102,000

APPRAISED VALUE
$10,500,000

GERHARD RICHTER (B. 1932, GERMANY) IS ONE OF THE MOST IMPORTANT CONTEMPORARY ARTISTS LIVING TODAY, WELL KNOWN FOR HIS ABSTRACT COMPOSITIONS AND INNOVATIVE STRIATION TECHNIQUE.

Notable in Gerhard Richter's oeuvre are his abstractions in colorful layered oil paints which he manipulates with a squeegee. The Painting consists of electric blue, red, yellow, green, black and orange hues, applied to the surface through a variety of techniques. At 79 inches by 71 inches, the Painting stands at an impressive scale and is one of the larger examples within Richter's body of work. With sweeping, gestural movement, the work is visually similar to the artist's other top works from the mid 1980s, and stylistically straddles the early Abstraktes Bilds, where few traces of the squeegee were present, and the later works, where a significant amount of scraping created a specific visual effect.

The Painting was featured in multiple exhibitions at galleries such as Galerie Jean Bernier in Athens, Galerie Michael Haas in Berlin and Galerie Neuendorf in Frankfurt. The work was previously sold at auction for $8,986,000 in 2016. The series, year, composition and scale make the painting a desirable example of the artist's work.

As a young adult, Richter began to draw regularly and took painting lessons. In 1950, he applied to the Dresden Art Academy. Just before the construction of the Berlin Wall in 1961, Richter took refuge in East Berlin. Upon settling in East Germany, Richter enrolled in the Kunstakademie Düsseldorf in order to deepen his knowledge of Contemporary Art. Richter's first solo exhibition took place in September 1964, months after he finished studying at the Academy. Two international exhibitions followed in 1966: one at Galleria La Tartaruga in Rome and the other at Galerie Bruno Bischofberger in Zurich. In 1969, his work was featured in the "Nine Young Artists" show at the Solomon R. Guggenheim Museum in New York. Richter was chosen to represent Germany at the 36th Venice Biennale in 1972, where he showed a photorealistic series, titled *48 Portraits*.

In 1976, Richter made his first Abstraktes Bild, which translates from German to English as *Abstract Painting*, and subsequently created a new method of painting that became pivotal for his practice and resulted in a major body of work that spans more than two decades. In 1986, Richter's first touring retrospective, "Gerhard Richter: Paintings 1962-1985", was staged at the Kunsthalle Düsseldorf and travelled to Berlin, Bern and Vienna. Richter has since received many important awards, including one of the most prestigious prizes for a living artist, the Golden Lion, at the 47th Venice Biennale in 1997.

Gerhard Richter has been the subject of numerous solo exhibitions both in Germany and internationally. The artist's work is held in important museum collections such as the Tate in London, the Museum of Modern Art in New York, the National Gallery of Art in Washington, D.C., and the Los Angeles County Museum of Art. As of March 30, 2021, Richter's auction records are led by *Abstraktes Bild* (1986), which sold for £30,389,000 ($46,306,758) in 2015, *Domplatz, Mailand* [Cathedral Square, Milan] (1968), which sold for $37,125,000 in 2013, and *Abstraktes Bild* (1994), which sold for £21,321,250 ($34,165,171) in 2012.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$14M
$10.5M
$7M
$3.5M
1988
1991
1993
1996
1998
2000
2003
2005
2007
2010
2012
2015
2017
2019


"ART
IS THE
HIGHEST FORM
OF HOPE"



Richter's *Ziege* made an an appearance in the HBO documentary 'The Price of Everything', where Richter is depicted as "the greatest living European artist."


HBO

Owl, Oil on canvas, (1982) by Gerhard Richter in the Skylobby of the German Chancellery in Berlin.



Signed, dated *1984* and numbered
554-4 on the reverse.



1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Gerhard Richter with the following criteria: abstract paintings created between 1982 and 1985, that are larger than 60 inches by 60 inches, and smaller than 120 inches by 120 inches, excluding diptychs and triptychs. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 17.0% CAGR implied from selected sales occurring from November 7, 1989 to October 4, 2019.

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